Exhibit 21.1

SUBSIDIARIES OF BAB, INC.

BAB Systems, Inc., an Illinois corporation
BAB Operations, Inc., an Illinois corporation
Brewster's Franchise Corporation, an Illinois corporation
My Favorite Muffin Too, Inc., a New Jersey corporation
BAB Investments, Inc., an Illinois corporation